NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM
ARBITRATION ACT, SECTION 15-48-10 ET SEQ. OF THE CODE OF LAWS OF SOUTH CAROLINA

FUTURE DEVELOPMENT AGREEMENT

THIS FUTURE DEVELOPMENT AGREEMENT (this “Agreement”) is made as of September 9, 2009 by and between HTA — GREENVILLE, LLC, a Delaware limited liability company (“REIT”), and GREENVILLE HOSPITAL SYSTEM, a political subdivision organized under the laws of South Carolina (“GHS”). REIT and GHS are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A. REIT, as buyer, and GHS (along with certain of its affiliates), as seller, entered into that certain Agreement of Sale and Purchase, dated as of July 15, 2009 as amended by that certain First Amendment to Agreement of Sale and Purchase dated as of August 14, 2009, that certain Second Amendment to Agreement of Sale and Purchase dated as of August 21, 2009 and that certain Third Amendment to Agreement of Sale and Purchase dated as of August 26, 2009 and that certain Fourth Amendment to Agreement of Sale and Purchase dated as of September 4, 2009 (as so amended, the “Purchase Agreement”), pursuant to which, on the date hereof, REIT has purchased from GHS a portfolio of medical office building properties located in Greenville, South Carolina, as more particularly described therein (the “Existing Portfolio”). All capitalized terms used herein which are not defined herein shall have the meanings given to such terms in the Purchase Agreement.

B. GHS is contemplating the development of certain additional medical office buildings and/or childcare facilities in Greenville, South Carolina, all of which are listed on Exhibit A hereto, a portion of which may be developed on property currently owned by GHS (but not included in the Existing Portfolio) and a portion of which may be developed on property to be subsequently acquired by GHS (each, a “Development Property” and collectively, the “Development Properties”).

C. As partial and mutual consideration for the purchase and sale of the Existing Portfolio, the Parties agree that, should GHS elect to develop or sell any of the Development Properties with “Outside Funding” (as hereinafter defined), REIT and GHS mutually agree to an arrangement under which REIT will be provided with the opportunity (subject to its approval) to either (i) own and fund the development of such Development Property or (ii) purchase the developed Development Properties at completion, in each case subject to a lease back to GHS as set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. General Provisions.

(a) Notice of Intent to Develop. If at any time during the Term, GHS desires to develop or sell (or ground lease) any Development Property with Outside Funding, GHS shall notify REIT in writing (a “Development Notice”) (i) of the specific Development Property which GHS intends to develop and/or transfer; (ii) of the desired location of such Development Property (and whether such Development Property is located within a medical campus owned by GHS as of the date hereof (an “On-Campus Development Property”) or offsite of any existing campus owned by GHS as of the date hereof (each, an “Off-Campus Development Property”); (iii) whether GHS desires for REIT to fund the development and/or acquisition of the Development Property upon completion; and (iv) if GHS has indicated that they would structure the transaction as a transfer, whether GHS prefers to sell or ground lease such Development Property to REIT. For purposes of this Agreement, “Outside Funding” shall mean funding for the applicable development or transfer of a Development Property which comes from sources other than (A) GHS itself, (B) joint venture relationships with other healthcare providers or (C) physicians or other tenants of space occupied by GHS.

(b) Conditions for Approval of Funding or Purchase. Should GHS elect for the REIT to provide funding for development costs (whether as development funds, a construction loan or the purchase price for the completed Development Property), all of the following provisions must have been satisfied on or before      , 2011 (the “Term”):

(i) The maximum commitment amounts (whether as development funds, a construction loan or the purchase price for the completed Development Property) do not exceed, for each Development Property, the amounts reflected for such Development Property on Exhibit A hereto;

(ii) The total amount to be funded by REIT pursuant to this Agreement (whether as development funds, a construction loan or the purchase price for the completed Development Property) does not exceed $5,500,000 in the aggregate;

(iii) At GHS’ election, the applicable Development Property will either be sold or ground leased to REIT (a) prior to the commencement of construction or (b) upon completion of development; provided, however, that notwithstanding the foregoing, (A) each Off-Campus Development Property shall be conveyed to REIT (whether by fee or a “Development Property Ground Lease” (as hereinafter defined)) only upon completion of development thereof and (B) with respect to any On-Campus Development Property, if GHS desires to convey such property to REIT prior to commencement of construction, then such property shall be conveyed by a Development Property Ground Lease;

(iv) REIT shall have received evidence satisfactory to REIT that all Development Properties (once constructed) shall be first class medical office buildings and/or childcare facilities of a quality consistent with the other buildings located on or near the applicable campus, and shall be at locations acceptable to REIT;

(v) GHS (or the applicable affiliate thereof) shall have executed and delivered mutually acceptable (a) “Development Agreement” (as hereinafter defined), (b) “Construction Loan Documents” or “Construction Disbursement Documents” (each, as hereinafter defined), as applicable, (c) “Purchase Agreement” (as hereinafter defined) or Development Property Ground Lease, as applicable, and (d) a “Master Lease” (as hereinafter defined). The documents executed pursuant to this clause (v) shall hereinafter, with respect to any given Development Property, be referred to herein as the “Development Property Documents”.

(vi) REIT shall have approved the applicable plans and specifications and project budget. The approved budget shall be the basis for the amount (as applicable) (a) to be funded by the REIT pursuant to Construction Loan Documents or Construction Disbursement Documents (as applicable), (b) the purchase price for such Development Property to be sold under an applicable Purchase Agreement, or (c) the ground lease rent under the Ground Lease in the event the REIT acquires the Development Property after completion;

(vii) REIT shall have approved the selection of the general contractor, architect and engineering teams;

(viii) All conditions precedent to REIT’s funding obligations in the applicable Development Property Documents have been satisfied; and

(ix) GHS shall have a credit rating consistent with REIT’s underwriting requirements.

(x) GHS and all affiliates of GHS shall be in compliance with the terms of all other agreements between GHS (and/or its affiliates) and REIT (and/or its affiliates).

(c) Memorandum. On the Closing Date, with respect to those Development Properties that are owned by GHS on the Closing Date, GHS shall record a Memorandum of Development Agreement, in the form attached hereto as Exhibit B, with the official recorder of the applicable county where each prospective Development Property is located. With respect to any Development Property which is not yet owned by GHS, upon GHS’ acquisition of such property, GHS shall record a Memorandum of Development Agreement with the official recorder of the applicable municipality or county where such prospective Development Property is located.

2. Documentation. It is a condition precedent to REIT’s obligation to fund any construction costs (pursuant to Construction Loan Documents or Construction Disbursement Documents, as applicable) and/or purchase any Development Property that GHS and REIT shall have executed and delivered each of the following documents:

(a) Development Agreement. A mutually acceptable development management agreement or other mutually agreed upon document which governs the development of such Development Property (each, a “Development Agreement”). Each Development Agreement shall provide, among other things, as follows:

(i) REIT shall have the right to approve any changes to the plans and specifications and project budget for each Development Property;

(ii) The general contractor shall have casualty, liability, automobile liability and worker’s compensation insurance policies in form and substance, with carriers, and with policy limits reasonably adequate for a construction project of this type and reasonably acceptable to REIT, and REIT shall be named as an additional insured/loss payee on all such policies (other than the worker’s compensation policy);

(iii) The general contractor shall be required to indemnify, defend and hold harmless REIT to the fullest extent permitted by law from and against any and all liabilities, losses, demands, claims, costs, damages and expenses (including court costs and expert witnesses’ and attorneys’ fees) arising from, or in connection with the development of the applicable Development Property. In addition to the indemnity by the general contractor, GHS shall provide REIT with reimbursement obligations and other protective provisions consistent with the types of protections and agreements provided by GHS in the Purchase Agreement;

(iv) The general contractor shall provide bonding or other security or protections (with REIT as a dual obligee) acceptable to REIT;

(v) The architect shall have professional errors and omissions insurance policies in form and substance, with carriers and with policy limits reasonably acceptable to REIT;

(vi) In the event that GHS fails to “substantially complete” the construction of any Development Property by the “Lease Certain Date” (as defined in Section 2(d) below) in accordance with the approved plans and specifications and budget, then in addition to REIT’s other rights and remedies set forth in any other applicable Development Property Document: (a) if the construction of such Development Property is funded by REIT as contemplated by Section 2(e) below (the “Funded Development Properties”), REIT shall have the right, but not the obligation, to take over completion of such Development Properties at GHS’ sole cost and expense, and (b) if the Development Property is not one of the Funded Development Properties (a “Non-Funded Development Property”), REIT may terminate the applicable Development Agreement;

(vii) REIT shall be an express third party beneficiary of any contracts or subcontracts relating to the design and construction of each Development Property; and

(viii) GHS will provide REIT with a guaranteed maximum cost based on an agreed upon budget for the Development Property such that REIT will not be responsible for any cost overruns related to such Development Property, regardless of the reason for such cost overruns.

For purposes of this Agreement, a Development Project shall be deemed “substantially complete” or to have achieved “substantial completion” upon the lien free completion of such Development Project to the satisfaction of REIT, subject to completion of punch list items and delivery of a certificate of occupancy (or equivalent thereto).

(b) Purchase Agreement. With respect to any Non-Funded Development Property, the Parties shall enter into a purchase and sale agreement in form reasonably acceptable to the Parties, which will document the purchase by REIT of, and sale by GHS of, the Non-Funded Development Property upon completion thereof. Notwithstanding the foregoing, such purchase agreement shall provide that REIT may terminate the Purchase Agreement if, among other things, non-defective construction of the Non-Funded Development Property is not substantially completed by the Lease Certain Date. The purchase price under such purchase and sale agreement shall be the total cost of development of such Development Property as set forth in the applicable project budget approved by REIT.

(c) Ground Lease. With respect to any Development Property being ground leased to REIT, the Parties shall enter into a ground lease in substantially the form of the Ground Leases executed by the Parties on the Closing Date, subject to changes reasonably acceptable to the Parties. The ground rent due under such ground lease shall be derived from the total cost of development of such Development Property as set forth in the applicable project budget approved by REIT. With respect to any ground lease entered into by the Parties for a Development Property which is to be subsequently funded by REIT pursuant to Construction Disbursement Documents, such ground lease shall include provisions stating that, if the construction of the applicable Development Property is not substantially completed prior to the expiration of the term of the applicable Master Lease with respect to such Development Property, then (i) REIT shall have the right to terminate such Ground Lease, effective immediately, and (ii) GHS shall reimburse REIT for all amounts expended by REIT to fund such Development Property, together with interest thereon at a rate of 10% per annum (such provisions, the “Ground Lease Termination Provisions”).

(d) Master Lease. Prior to the commencement of construction, GHS and REIT shall have entered into a triple net master lease (each, a “Master Lease”) pursuant to which GHS will lease, as tenant, 100% of the rentable square footage to be located at such Development Property. Each Master Lease shall be in substantially the same form as the Space Leases entered into by GHS and REIT on the Closing Date, except that: (i) Each Master Lease shall be for a fifteen (15) year term; (ii) First year rent under the Master Lease shall be derived using a “rental factor” of 8.5% and will be based on the REIT’s total cost of development or acquisition actually paid by REIT; provided, further, that to the extent the REIT has provided a Construction Loan, interest shall also be factored into the determination of first year rent due under the Master Lease; (iii) Rent under the Master Lease shall increase by 2% per year; and (iv) The Master Lease shall be a master triple net lease, and accordingly, all costs and obligations typically passed through to the tenant under such a lease will be passed through to GHS. With respect to any of the Funded Development Properties, the Master Lease shall also contain a guaranty of the substantial completion of the Development Property by a lease certain date (the “Lease Certain Date”), at which time, the Master Lease will become immediately effective and rent (or damages in an amount equal to rent otherwise due under the Master Lease, if the development is not complete and title has not yet transferred) will be due. Such rent (or damages) with respect to a Funded Development Property shall be due notwithstanding whether the Development Property is complete or GHS has taken possession of the leased space

(e) Construction Finance Documents. In the case of any Development Property being funded by REIT, such funding shall take one of the following two forms:

(i) With respect to any Off-Campus Development Properties (other than Maxwell Pointe) where GHS has requested that REIT fund the construction costs, REIT shall fund such development through construction loan financing (a “Construction Loan”). In such instance, GHS and REIT shall have entered into construction loan documents, including, without limitation, a loan agreement, a note, and a mortgage (together with any other applicable construction loan documents, the “Construction Loan Documents”) which are mutually acceptable to the Parties. REIT shall be entitled to interest on all amounts advanced pursuant to Construction Loan Documents shall accrue at 8.5% and shall be capitalized into the approved budget.

(ii) With respect to any On-Campus Development Properties (and Maxwell Pointe, which will already be owned by REIT and will not require a ground lease as otherwise provided in this clause (ii)), such properties may be ground leased to REIT prior to the commencement of construction, and in such case, REIT will fund such development pursuant to a construction disbursement agreement and other applicable documentation (“Construction Disbursement Documents”) which are mutually acceptable to the Parties. REIT shall be entitled to a return on all amounts advanced pursuant to Construction Disbursement Documents at a rate of 8.5% and shall be capitalized into the approved budget.

All Construction Loan Documents and Construction Disbursement Documents, as applicable, shall include, among other things, customary representations and warranties, covenants, indemnities (or indemnity equivalents), events of default and conditions to advances (including, without limitation, delivery of schedules, breakdowns of development costs, invoices and lien waivers, and compliance with plans and specifications and budgets approved by REIT).

3. General Provisions Applicable to All Development Properties. Each Development Property shall be developed and funded as follows:

(a) Any and all cost overruns related to any Development Property in excess of the budget approved pursuant to Section 1 hereof will be the responsibility of GHS and/or the applicable contractor.

(b) Once construction of any Development Property commences, GHS shall be required to use “Due Care” to complete such construction in accordance with the plans and specifications, project schedule and project budget. GHS shall be obligated to provide REIT with a certificate of occupancy upon completion of each Development Property. For purposes of this paragraph, “Due Care” shall mean to act in good faith, in a manner reasonably believed to be within the scope of one’s authority and in the best interests of REIT, and with the care, skill and diligence (including diligent inquiry) under the circumstances then prevailing that a real estate professional experienced in such matters would use.

4. Miscellaneous.

(a) LOI Superseded. With respect to the subject matter hereof, that certain letter of intent dated June 11, 2009, shall be of no force and effect and is hereby entirely superseded by this Agreement. No amendment of this Agreement shall be binding on the Parties unless in writing signed by the Parties.

(b) Good Faith. Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement represents the significant indicative terms in connection with the development of the Development Properties, and the Parties will use good faith in negotiating all provisions of the Development Agreements which are not described herein.

(c) Notices. Any notice to be given or document to be delivered under this Agreement, except as otherwise herein provided, shall be (i) delivered in person, (ii) sent by Federal Express, UPS Next Day Air or another recognized next-day business courier, (iii) sent by certified mail, postage prepaid, return receipt requested, or (iv) sent by facsimile transmission to the following addresses:

If intended for GHS:	If intended for REIT:
Greenville Hospital System 701 Grove Road Greenville, SC 29605 Attn: Joseph J. Blake, Jr., Esq., VP Legal Affairs and General Counsel Fax: (864) 455-6400	16427 N. Scottsdale Rd., Ste. 440 Scottsdale, AZ 85254 Attn: Scott Peters Phone: (480) 998-3478 Fax: (480) 991-0755
With copy to:	With copy to:
Haynsworth Sinkler Boyd, P.A. 75 Beattie Place, 11th Floor Greenville, SC 29601 Attn: Anne S. Ellefson, Esquire Fax: 864-240-3300	Cox, Castle & Nicholson LLP 2049 Century Park East, Suite 2800 Los Angeles, CA 90067 Attn: John F. Nicholson, Esquire Phone: (310) 284-2240 Fax: (310) 277-7889(d)

A notice shall be deemed received (i) upon receipt if delivered in person, (ii) the next business day following delivery to a courier service for next business day delivery, (iii) three (3) business days after deposit in the U.S. mail, certified with postage prepaid and return receipt requested, or (iv) if by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise. A Party may designate a different address for purposes of sending subsequent notices by written notice to the other Party. Counsel for the Parties may deliver notice on behalf of the Parties.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(e) Governing Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of South Carolina without regard to the conflict of law principles thereof.

(f) Time of the Essence. Time is of the essence of this Agreement and all obligations hereunder as to each provision where time is an element of performance. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement.

(g) Dispute Resolution. Should there be any controversy, dispute or claim arising out of or in connection with this Agreement (hereinafter a “dispute” or “disputes”), the Parties shall first attempt to settle the matter by mutual negotiations. If these negotiations are unsuccessful, or if it appears to either Party that negotiations are stalled, at either Party’s election: (i) the dispute may be submitted to mediation to be held in Greenville, South Carolina and (ii) in the event the Parties can not resolve any disputes in mediation, the dispute may be resolved through arbitration. The arbitration shall be (A) held in Greenville, South Carolina and (B) commenced and conducted in accordance with the Rules of the American Arbitration Association, unless the Parties agree to conduct arbitration under a different set of rules.

(h) Assignment. This Agreement cannot be assigned by either Party without the consent of the other Party; provided, however, that REIT may assign this Agreement to a Permitted Assignee (as defined below), provided that REIT and the Permitted Assignee, as applicable, execute an assignment and assumption agreement pursuant to which the Permitted Assignee expressly assumes all of REIT’s obligations under this Agreement and further provided that such assignment shall not relieve REIT of its obligations hereunder. A “Permitted Assignee” shall mean any entity directly or indirectly owned or controlled by REIT or under common control with REIT or REIT’s principals. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and, to the extent herein permitted, assigns.

(i) Authority. If either Party hereto is a corporation, limited liability company, trust, general or limited partnership or political subdivision, such Party represents and warrants that each individual executing this Agreement on behalf of such entity is duly authorized to execute and deliver this Agreement on its behalf, and each entity represents and warrants that it has the authority to enter into this Agreement.

(j) Sole Discretion. In each case where REIT has the right to approve or disapprove of any item or the satisfaction of any condition or the determination of any criteria, such right shall be deemed to mean that REIT has such right in its sole and absolute discretion. With respect to any such right, if REIT disapproves of any item, condition or criteria, GHS shall use good faith efforts to provide reasonable alternatives to the disapproved item(s) for REIT’s approval. If, following the submission or non-submission of such reasonable alternatives, REIT again disapproves such item(s), either Party shall have the right, without liability to the other Party, to terminate this Agreement with respect to the applicable Development Property.

(k) Not an Unconditional Funding Obligation. Notwithstanding any of the terms or conditions herein, nothing herein is intended to nor shall be applied to (i) create an unconditional funding obligation for REIT; or (ii) require REIT to reserve any funds or incur or account for any contingency or other accounting or financial requirement concerning any potential future funding under this Agreement. It is acknowledged and agreed that all rights and obligations of REIT herein are subject to a number of terms and conditions, including documentation and approvals (in REIT’s sole discretion).

[SIGNATURE PAGES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

“REIT”

HTA – GREENVILLE, LLC,
a Delaware limited liability company

By: /s/ Kellie Pruitt
Print Name: Kellie Pruitt
Title: Chief Accounting Officer

“GHS”

GREENVILLE HOSPITAL SYSTEM,
a political subdivision organized under the laws of South Carolina

By: /s/ Susan J. Bickel
Print Name: Susan J. Bickel
Title: Vice President and CFO

EXHIBIT A

DEVELOPMENT PROPERTIES AND MAXIMUM COMMITMENTS

Development Property	REIT Maximum Committed Funding

Memorial Day Care Center	$4,000,000

Maxwell Pointe Expansion	$1,500,000

EXHIBIT B

FORM OF MEMORANDUM OF FUTURE DEVELOPMENT AGREEMENT

This Memorandum of Future Development Agreement is made as of       ,       , by Greenville Hospital System, a political subdivision organized under the laws of South Carolina (“GHS”) and HTA – Greenville, LLC, a Delaware limited liability company (“REIT”).

1. GHS and REIT have executed a Future Development Agreement (the “Future Development Agreement”) dated September   , 2009, pursuant to which, such parties have agreed that, should GHS elect to develop or sell any of the real property (the “Premises”) located in Greenville County, South Carolina, and more particularly described on the attached Exhibit A, incorporated by reference, with “Outside Funding” (as defined in the Future Development Agreement), REIT and GHS have agreed to an arrangement under which REIT will be provided with the opportunity (subject to its approval) to either (i) own and fund the development of the Premises or (ii) purchase the developed Premises upon completion of such development.

2. The term of the Future Development Agreement expires on      , 2011.

3. The Future Development Agreement contains other provisions relating to the respective rights of GHS and REIT. For further information relating to the Future Development Agreement, reference is made to the Future Development Agreement itself. In the event of any inconsistency between the Future Development Agreement and this Memorandum of Future Development Agreement, the Future Development Agreement shall control. Nothing contained herein shall be deemed to amend or modify in any way the terms or provisions of the Future Development Agreement. This Memorandum of Future Development Agreement is being recorded for notice purposes only.

4. All provisions of the Future Development Agreement are incorporated by reference herein.

Intending to be legally bound, the parties have executed this Memorandum of Future Development Agreement as of the date set forth in the first paragraph above.

WITNESSES:	“GHS”
Greenville Hospital System, a political subdivision organized under the laws of South Carolina By:
Its:
WITNESSES:	“REIT” HTA – Greenville, LLC, a Delaware limited liability company By:
Its:

(Notary acknowledgments on next page)

STATE OF SOUTH CAROLINA
COUNTY OF GREENVILLE, SS:

BEFORE ME, a Notary Public in and for said county and state, personally appeared      , the        of Greenville Hospital System, a political subdivision organized under the laws of the State of South Carolina, who executed the foregoing instrument and who acknowledged that he/she did sign the foregoing instrument for and on behalf of said Greenville Hospital System.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this        day of      , 2009.

(Seal)	NOTARY PUBLIC FOR SOUTH CAROLINA My commission expires

STATE OF       ,
COUNTY OF       , SS:

BEFORE ME, a Notary Public in and for said county and state, personally appeared      , the        of       , a(n)      , who executed the foregoing instrument and who acknowledged that he/she did sign the foregoing instrument for and on behalf of said       .

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this        day of      , 2009.

(Seal)	NOTARY PUBLIC FOR My commission expires